Exhibit 99.1

Steve Madden Announces Fourth Quarter and Full Year 2010 Results

LONG ISLAND CITY, N.Y., February 22, 2011 /PRNewswire-FirstCall/ — Steve Madden (Nasdaq: SHOO), a leading designer and marketer of fashion footwear and accessories for women, men and children, today announced financial results for the fourth quarter and year ended December 31, 2010.

•	Fourth quarter net sales increased 15.4% to $161.0 million.
•	Wholesale sales increased 17.7% while retail sales rose 10.1%, with comparable store sales up 14.1% for the fourth quarter.
•	Operating margin was 17.0% of sales in the fourth quarter of 2010, compared with operating margin of 15.0% in the same period of 2009.
•	Fourth quarter net income increased 30.0% to $17.6 million, or $0.62 per diluted share, compared to $13.6 million, or $0.49 per diluted share, in the prior year’s fourth quarter.

Edward Rosenfeld, Chairman and Chief Executive Officer, commented, “The fourth quarter marked a positive conclusion to an exciting and impressive year for our Company. Steve and his design team continued to deliver inspired, trend-right merchandise, enabling us to record double-digit sales growth in both our wholesale and retail divisions despite the tough comparisons from a year ago. The strong sales growth, combined with increased licensing royalty income and careful management of expenses, led to a 30% increase in net income for the quarter. As we look ahead, we will remain focused on maintaining momentum in our core business while continuing to diversify our business by developing our newer brands, expanding our international footprint and growing our accessories and licensing businesses.”

Fourth Quarter 2010 Results

Fourth quarter net sales were $161.0 million compared to $139.5 million reported in the comparable period of 2009. Net sales from the wholesale business were $115.8 million compared to $98.4 million in the fourth quarter of 2009, with particular strength in our international business as well as Madden Girl. New businesses, including Madden, Material Girl and Big Buddha, also contributed to the growth, as did the transition of two of the Company’s mass merchant customers from a buying agency model to a wholesale model. Retail net sales grew 10.2% to $45.3 million compared to $41.1 million in the fourth quarter of the prior year despite a smaller store base. Same store sales for the fourth quarter of 2010 increased 14.1% following a 7.0% increase in last year’s fourth quarter.

Gross margin was 43.2% in the fourth quarter of 2010, compared to 44.1% in the same period last year. Gross margin in the wholesale business was 35.7% as compared to 37.9% in the prior year’s fourth quarter, due primarily to (i) the inclusion of mass merchant revenue in the net sales line; (ii) an increased mix of international sales; and (iii) lower margin in the Steven division. Retail gross margin increased to 62.5% from 58.7% in the comparable period of the prior year, benefitting from increased full-price selling and reduced discounting as compared to the fourth quarter of 2009.

Operating expenses as a percent of sales for the fourth quarter of 2010 were 29.1% versus 31.8% in the same period of the prior year, due to leverage on increased sales.

Operating income for the fourth quarter of 2010 increased to $27.3 million, or 17.0% of sales, compared with operating income of $21.0 million, or 15.0% of sales, in the same period of 2009.

Net income for the fourth quarter of 2010 increased 30.0% to $17.6 million, or $0.62 per diluted share, compared to $13.6 million, or $0.49 per diluted share, in the prior year’s fourth quarter.

During the fourth quarter of 2010, the Company opened one full-price store and one outlet store.

Full Year 2010 Results

For the full year ended December 31, 2010, net sales increased 26.2% to $635.4 million compared to $503.6 million in fiscal 2009.

Net income totaled $75.7 million, or $2.68 per diluted share, for the year ended December 31, 2010, compared to $50.1 million, or $1.82 per diluted share, in fiscal 2009.

The Company opened 3 stores and closed 8 underperforming stores during 2010, ending the year with 84 retail locations, including the Internet store.

At the end of the year, cash, cash equivalents and marketable securities totaled $193.8 million.

Arvind Dharia, Chief Financial Officer, commented, “We are pleased to have ended 2010 with a healthy balance sheet which provides us with a strong financial foundation to support our future growth initiatives.”

Company Outlook

For the year ending December 31, 2011, the Company expects net sales to increase 20% - 22%. Excluding the transition of two businesses – a mass merchant private label business and the Olsenboye footwear business – from the commission income line to the net sales line on the income statement, the Company expects net sales to increase 10% - 12% during the year ending December 31, 2011. Diluted EPS is expected to be in the range of $3.00 to $3.10. Capital expenditures are planned to be approximately $10 million in 2011 as compared to $3.4 million in 2010. The Company plans to open 6 to 8 stores and to close between 5 and 7 locations in 2011.

Conference Call Information

As previously announced, interested stockholders are invited to listen to the fourth quarter earnings conference call scheduled for today, Tuesday, February 22, 2011, at 8:30 a.m. Eastern Time. The call will be broadcast live over the Internet and can be accessed by logging onto http://www.stevemadden.com. An online archive of the broadcast will be available within one hour of the conclusion of the call and will be accessible for a period of 30 days following the call. Additionally, a replay of the call can be accessed by dialing 877-870-5176, passcode 6951979, and will be available until March 22, 2011.

About Steve Madden

Steve Madden designs, sources and markets fashion-forward footwear and accessories for women, men and children. In addition to marketing products under its owned brands including Steve Madden, Steven by Steve Madden, Madden Girl, Betsey Johnson, Betseyville and Big Buddha, the Company is the licensee of various brands, including Olsenboye for footwear, handbags and belts, Elizabeth and James, l.e.i. and GLO for footwear and Daisy Fuentes for handbags. The Company also designs and sources products under private label brand names for various retailers. The Company’s wholesale distribution includes department stores, specialty stores, luxury retailers, national chains and mass merchants. The Company also operates 81 retail stores (including the Company’s online store). The Company licenses certain of its brands to third parties for the marketing and sale of certain products, including for ready-to-wear, outerwear, intimate apparel, cold weather accessories, eyewear, hosiery, jewelry, fragrance and bedding and bath products.

Safe Harbor

This press release and oral statements made from time to time by representatives of the Company contain certain “forward looking statements as that term is defined in the federal securities laws. The events described in forward looking statements may not occur. Generally these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of the Company’s plans or strategies, projected or anticipated benefits from acquisitions to be made by the Company, or projections involving anticipated revenues, earnings or other aspects of the Company’s operating results. The words “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward looking statements. The Company cautions you that these statements concern current expectations about the Company’s future results and condition and are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond the Company’s control, that may influence the accuracy of the statements and the projections upon which the statements are based. Factors which may affect the Company’s results include, but are not limited to, the risks and uncertainties discussed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange Commission. Any one or more of these uncertainties, risks and other influences could materially affect the Company’s results of operations and condition and whether forward looking statements made by the Company ultimately prove to be accurate and, as such, the Company’s actual results, performance and achievements could differ materially from those expressed or implied in these forward looking statements. The Company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

STEVEN MADDEN, LTD AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS DATA
(In thousands, except per share amounts)

	Quarter Ended		Year Ended
	Dec 31, 2010	Dec 31, 2009	Dec 31, 2010	Dec 31, 2009
	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$161,028	$139,511	$635,418	$503,550
Cost of sales	91,468	78,048	359,564	287,361
Gross profit	69,560	61,463	275,854	216,189
Commission and licensing fee income, net	4,629	3,935	22,629	19,928
Operating expenses	46,865	44,420	176,859	157,149
Income from operations	27,324	20,978	121,624	78,968
Interest and other income, net	1,306	569	4,233	1,821
Income before provision for income taxes	28,630	21,547	125,857	80,789
Provision for income taxes	11,005	7,992	50,132	30,682
Net income	$17,625	$13,555	$75,725	$50,107

Basic income per share	$0.63	$0.50	$2.74	$1.85
Diluted income per share	$0.62	$0.49	$2.68	$1.82

Weighted average common shares
outstanding - Basic	27,822	27,257	27,651	27,068
Weighted average common shares
outstanding - Diluted	28,468	27,858	28,295	27,485

STEVEN MADDEN, LTD AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET DATA
(In thousands)

	As of
	Dec 31, 2010	Dec 31, 2009
	(Unaudited)

Cash and cash equivalents	$66,151	$69,266
Marketable securities (current & non current)	127,606	85,684
Receivables, net	70,948	58,605
Inventories, net	39,557	30,453
Other current assets	20,122	15,074
Property and equipment, net	20,791	23,793
Goodwill and intangibles, net	81,275	31,029
Other assets	21,246	12,955
Total assets	$447,696	$326,859

Accounts payable	$37,089	$24,544
Other current liabilities	34,342	27,818
Contingent payment liability	12,372	—
Long term liabilities	6,595	6,710
Stockholders' equity	357,298	267,787
Total liabilities and stockholders’ equity	$447,696	$326,859

STEVEN MADDEN, LTD AND SUBSIDIARIES
CONSOLIDATED CASH FLOW DATA
(In thousands)

	Year Ended
	Dec 31, 2010	Dec 31, 2009
	(Unaudited)

Net cash provided by operating activities	$86,873	$64,342

Investing Activities
Purchase of property and equipment	(3,424)	(3,399)
Purchases / sales of marketable securities (net)	(42,571)	(49,722)
Advance payment on contingent liability	(1,628)	—
Purchases of notes receivable	(7,004)	—
Acquisitions, net of cash acquired	(40,602)	(5,776)
Net cash used in investing activities	(95,229)	(58,897)

Net cash provided (used) in financing activities	5,241	(25,767)

Net decrease in cash and cash equivalents	(3,115)	(20,322)

Cash and cash equivalents at the beginning of the year	69,266	89,588

Cash and cash equivalents at the end of the year	$66,151	$69,266